UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2015

Energy XXI Ltd

(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM

1179, Hamilton HM EX, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

As previously disclosed in the Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2014 of Energy XXI Ltd (the “Company”), the Board of Directors of the Company (the “Board”) has appointed one of its members, James LaChance, to serve as the Company’s interim Chief Strategic Officer in order to enhance the Company’s ability to pursue alternative financing structures. In that position, Mr. LaChance has been pursuing discussions with the Company’s lenders and noteholders to improve the Company’s available capital, leverage ratios and average debt maturity, as directed by the Company’s Chief Executive Officer, in consultation with the Board. The Company believes that the experience and relationships that Mr. LaChance developed as a portfolio manager specializing in high-yield bonds for over 20 years provide valuable insight to the Company in exploring financing alternatives and permit the Company’s senior management team to continue to focus on the Company’s operations. These duties are separate from, and in addition to, Mr. LaChance’s responsibilities to the Company as a member of the Board, and as a result of Mr. LaChance’s compensation for his role as interim Chief Strategic Officer (as described below), Mr. LaChance will no longer be considered an independent director of the Board.

In light of the significant increase in the amount of time Mr. LaChance is required to spend performing in this new role, on February 23, 2015, the Company’s indirect, wholly-owned subsidiary, Energy XXI Services, LLC, and Mr. LaChance entered into an interim Chief Strategic Officer consulting agreement (the “Consulting Agreement”), with an effective date of January 15, 2015. Under the Consulting Agreement, Mr. LaChance will be paid $200,000 per month for his services as interim Chief Strategic Officer. There can be no assurance that Mr. LaChance’s discussions with the Company’s lenders and noteholders or alternate financing transactions will prove successful. Therefore, with guidance from the disinterested independent directors on the Board, the Company and Mr. LaChance have agreed that he will not receive any compensation other than the monthly fee described above unless a financing transaction provided for in the Consulting Agreement is achieved successfully. In connection therewith, Mr. LaChance will be eligible for a success fee of up to $5 million based on certain objective criteria, as set forth in the agreement. Additionally, the Board may award up to an additional $1 million to Mr. LaChance, based upon qualitative factors to be determined by the Board.

Fifty percent of any success fees paid to Mr. LaChance upon the completion of the financing transactions will be paid in the form of cash-settled restricted stock units (“RSUs”), and Mr. LaChance may also elect to receive the remaining 50% of any success fees in the form of RSUs on the same terms, subject to certain limitations. The RSUs will generally be settled in cash on the 12-month anniversary of the completion of the financing transactions. The RSUs will be settled earlier if, prior to that 12-month anniversary, a Company change of control occurs or, subject to certain limitations, if Mr. LaChance is no longer serving as a director of the Board. On the RSU settlement date, Mr. LaChance will have the option to receive all or part of his RSU cash settlement in shares of the Company’s common stock, valued at the closing price on the settlement date.

The term of the Consulting Agreement is six months unless terminated earlier upon 30 days’ notice by either party or upon the closing of financing transactions, and may be extended by mutual agreement.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full and complete terms of such agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1*	Interim Chief Strategic Officer Agreement, dated as of February 23, 2015, between Energy XXI Services, LLC and James LaChance.

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* Confidential treatment has been requested with respect to portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and these confidential portions have been redacted from the filing made herewith. A complete copy of this exhibit, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI Ltd

	By:	/s/ Bruce W. Busmire
Bruce W. Busmire
February 25, 2015		Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1*	Interim Chief Strategic Officer Agreement, dated as of February 23, 2015, between Energy XXI Services, LLC and James LaChance.

__________
* Confidential treatment has been requested with respect to portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and these confidential portions have been redacted from the filing made herewith. A complete copy of this exhibit, including the redacted terms, has been separately filed with the Securities and Exchange Commission.